Exhibit 99.1
                        WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                          Omaha, Nebraska 68145


FOR IMMEDIATE RELEASE
---------------------                         Contacts:  John J. Steele
                                Executive Vice President, Treasurer and
                                                Chief Financial Officer
                                                         (402) 894-3036

                                               Robert E. Synowicki, Jr.
                                           Executive Vice President and
                                              Chief Information Officer
                                                         (402) 894-3000


   WERNER ENTERPRISES REPORTS THIRD QUARTER 2008 REVENUES AND EARNINGS

Omaha, Nebraska, October 16, 2008:
---------------------------------
     Werner Enterprises, Inc. (NASDAQ:WERN), one of the nation's largest truckload transportation and logistics companies, reported revenues and earnings for the third quarter ended September 30, 2008.

     Revenues increased 14% to $584.1 million in third quarter 2008 compared to $510.3 million in third quarter 2007. Revenues, excluding trucking fuel surcharges, increased 4% to $448.5 million in third quarter 2008 compared to $433.0 million in third quarter 2007. Earnings per share increased 5% to 31 cents per share in third quarter 2008 compared to 30 cents per share in third quarter 2007.

     The ongoing diversification of the Company's service offerings from the one-way Van fleet to Dedicated, Regional, Expedited, and North America cross-border in the Truckload segment and Freight Management, Intermodal, Brokerage and Werner Global Logistics international in the Value Added Services segment helped lessen the impact of a lackluster freight market in third quarter 2008. Customer response to these growing service offerings continues to be very positive. Werner intends to continue its customer centric strategy of diversifying and growing these service offerings.

     Even in these increasingly challenging market conditions, Werner again delivered with impressive productivity improvements within its asset fleets. Average monthly miles per tractor increased by 350 miles, an increase of 3.5%. At the same time, Werner lowered its average percentage of empty miles by 50 basis points. The entire Werner team of driver and non-driver professionals contributed to these positive results.

     Freight demand for the Company's Van Network of nearly 4,700 trucks in its Regional, Expedited and medium-to-long haul Van ("Van") fleets was less encouraging during third quarter 2008. The percentage of loads to trucks ("pre-books") in July, August and September 2008 were approximately the same as July, August and September 2007. The strengthening of demand the Company experienced in June 2008 did not continue into third quarter 2008, however third quarter 2008 pre-books were relatively stable year over year, compared to weaker year-over-year pre-books experienced during the first five months of 2008. Werner believes that as a result of a significant number of carrier failures that occurred during the first half of 2008, industry capacity remained more in balance with freight demand in third quarter 2008 compared to the excess of capacity at the beginning of 2008.

     Freight demand during the latter part of third quarter 2008 and the first two weeks of October 2008 has been disappointing but not unexpected, considering the turbulence and uncertainty in the financial markets. Consumer spending is being affected by the current lack of confidence in the credit market and the stock market. Werner is planning based on the assumption that this trend will continue. The Company expects this will result in lackluster shipping volumes this peak freight season.

     The severe tightening of the credit and financial markets may create significant challenges for highly leveraged carriers that have financing issues or refinancing needs. Unless freight and financial market conditions improve quickly, Werner believes there is a higher probability of increased carrier failures. Werner believes its financial strength as a debt-free company places it in a unique position to capitalize on the opportunities ahead.

     Compared to unprecedented high diesel fuel prices in second quarter 2008, diesel fuel prices declined during third quarter 2008 but remained higher than diesel fuel prices in third quarter 2007. When compared to the same month in 2007, diesel fuel costs were $1.62 per gallon higher in July 2008, $1.12 per gallon higher in August 2008, and $.82 per gallon higher in September 2008. Fuel expense increased $43.4 million and rent and purchased transportation expense paid to owner-operator drivers (which increased due to the higher fuel reimbursement to owner-operators) increased $5.9 million, when comparing third quarter 2008 to third quarter 2007.

     Over the past several years, Werner and the truckload industry have not recovered all of the cost of rising fuel prices through fuel surcharge programs. Each year in the past four years, rising fuel costs (net of fuel surcharge collections) had a negative impact on the Company's operating income when compared to the previous year. The total negative impact on the Company's operating income due to fuel expense, net of fuel surcharge collections, during 2004 to 2007 was $61 million.

     When fuel prices rise rapidly, there is a negative earnings lag effect that occurs because the cost of fuel rises immediately and the market indexes that are used to determine fuel surcharges increase at a slower pace. As a result, during these rising fuel price periods, the negative impact of fuel on the Company's financial results is more significant. The fuel price trend in third quarter 2008 was unusual, as fuel prices declined for most weeks during the quarter. In a period of declining fuel prices, the Company generally experiences a temporary favorable earnings lag effect, since fuel costs decline at a faster pace than the market indexes used to determine fuel surcharge collections. This occurred during third quarter 2008, enabling the Company to temporarily have lower net fuel expense, which helped to offset uncompensated fuel costs such as truck idling, empty miles, and out-of-route miles. All of these uncompensated fuel costs were higher in third quarter 2008 than third quarter 2007 due to the higher average fuel prices in third quarter 2008. If fuel prices remain stable going forward, the Company does not expect the temporary favorable trend to continue.

     During third quarter 2008, the Company continued to improve its fuel miles per gallon ("mpg") by continuing its numerous initiatives to improve fuel efficiency. These initiatives include reducing truck idle time, lowering non-billable miles, increasing the percentage of aerodynamic, more fuel-efficient trucks in the company truck fleet, and installing auxiliary power units ("APUs") in company trucks. As of September 30, 2008, the Company had installed APUs in approximately 40% of the company-owned truck fleet.

     Werner is again proud to report that through the efforts of many Werner employees, the Company is making meaningful positive progress by lowering diesel fuel consumption through its proactive initiatives to improve fuel mpg. Due strictly to these mpg improvements, Werner purchased 2.6 million fewer gallons of diesel fuel in third quarter 2008 than in third quarter 2007. This equates to a reduction of approximately 29,000 tons of carbon dioxide emissions. Werner intends to continue these and other environmentally conscious initiatives including its active participation as a U.S. Environmental Protection Agency SmartWay Transport Partner.

     To provide shippers with additional sources of managed capacity and network analysis, as well as a more global footprint, the Company continues to successfully grow its non-asset based Value Added Services ("VAS") segment. VAS includes Brokerage, Freight Management, Intermodal and Werner Global Logistics. In third quarter 2008, VAS began implementing a record number of freight management business awards, due in part to the Company's comprehensive and proprietary Transportation Management System. This new business is beginning to generate additional revenues across all Company business units (including Brokerage, Intermodal, Dedicated and the Van Network). Werner's diverse portfolio of logistics services, backed by the Company's asset-based fleets, has become an attractive option to customers as they look to ensure they have a competitive and seamless supply chain solution.


Value Added Services (amounts in thousands)         3Q08                 3Q07
-------------------------------------------  ----------------     ---------------
Revenues                                      $73,586   100.0%     $54,517  100.0%
Rent and purchased transportation
  expense                                      62,838    85.4       45,963   84.3
                                              -------              -------
Gross margin                                   10,748    14.6        8,554   15.7
Other operating expenses                        6,429     8.7        5,373    9.9
                                              -------              -------
Operating income                               $4,319     5.9       $3,181    5.8
                                              =======              =======

                                                    YTD08                YTD07
                                             -----------------    ----------------
Revenues                                     $203,401   100.0%    $200,243  100.0%
Rent and purchased transportation
  expense                                     173,358    85.2      175,200   87.5
                                             --------             --------
Gross margin                                   30,043    14.8       25,043   12.5
Other operating expenses                       18,373     9.1       15,465    7.7
                                             --------             --------
Operating income                              $11,670     5.7       $9,578    4.8
                                             ========             ========


     VAS generated a 35% increase in revenues, 26% gross margin growth, and 36% operating income growth in third quarter 2008 compared to third quarter 2007. Brokerage continued to produce strong results with 41%
revenue growth and a decline in its gross margin percentage. The tightening of truckload capacity due to increased carrier failures has made it more challenging for Brokerage to obtain qualified third party carriers at a comparable cost to prior quarters. Intermodal revenues grew 47%, and the operating margin percentage improved. Werner Global Logistics is generating increased revenue growth and became profitable in third quarter 2008.

     VAS had a 2% increase in reported revenues (as explained below) year to date in 2008 compared to the same period in 2007. Beginning in third quarter 2007, Werner and a large VAS customer negotiated a structural change to such customer's continuing arrangement that resulted in a reduction in VAS revenues and VAS rent and purchased transportation expense of $36.3 million from year to date September 2007 to year to date September 2008. This change had no impact on the dollar amount of VAS gross margin or operating income. Excluding the affected revenues for this customer, VAS revenues grew 24% year to date in 2008 compared to the same period in 2007.

     A comparison of the operating ratios (net of fuel surcharge revenues) for the Truckload Transportation Services ("Truckload") segment and VAS operating ratios for third quarters 2008 and 2007 and year to date 2008 and 2007 is shown below.


Operating Ratios                      3Q08        3Q07        Difference
----------------                    --------     -------     ------------
Truckload Transportation Services     91.0%       91.2%          (0.2)%
Value Added Services                  94.1        94.2           (0.1)

                                      YTD08       YTD07       Difference
                                    --------     -------     ------------
Truckload Transportation Services     93.8%       91.8%           2.0%
Value Added Services                  94.3        95.2           (0.9)


     Higher fuel prices and higher fuel surcharge collections increase the total Company operating ratio and the Truckload segment's operating ratio when fuel surcharges are reported on a gross basis as revenues versus netting against fuel expenses. Eliminating fuel surcharge revenues, which are generally a more volatile source of revenue, provides a more consistent basis for comparing the results of operations from period to period. The Truckload segment's operating ratios for third quarter 2008 and third quarter 2007 are 93.4% and 92.7%, respectively, and for year to date 2008 and 2007 are 95.3% and 93.1%, respectively, when fuel surcharge revenues are reported as revenues instead of a reduction of operating expenses.

     The driver recruiting and retention market remained less difficult than a year ago. The weakness in the construction and automotive industries and a rising national unemployment rate continue to positively affect the Company's driver availability and selectivity. In addition, the Company's strong mileage utilization and financial strength are attractive to drivers when compared to many other carriers.

     The Company's wholly owned subsidiary, Fleet Truck Sales, is one of the largest equipment sales remarketing companies in the U.S., in business since 1992. Gains on sales of assets, primarily trucks and trailers, decreased to $2.8 million in third quarter 2008 compared to $5.5 million in third quarter 2007. Carrier failures and company fleet reductions have increased the supply of used trucks for sale, while buyer demand for the purchase of used trucks remains lackluster. Gains on sales are reflected as a reduction of Other Operating Expenses in the Company's income statement.

     The Company's financial position remains strong. During the recent turbulence in the financial and credit markets, we believe that the Company's financial strength separates it from carriers that are highly leveraged. The Company ended the quarter with no debt and $136.3 million of cash. Stockholders' equity is $880.8 million, or $12.40 per share.


                                           INCOME STATEMENT DATA
                                               (Unaudited)
                                  (In thousands, except per share amounts)

                                Quarter       % of         Quarter       % of
                                 Ended     Operating        Ended      Operating
                                9/30/08     Revenues       9/30/07      Revenues
                               --------      -----        --------       -----
Operating revenues             $584,057      100.0        $510,260       100.0
                               --------      -----        --------       -----

Operating expenses:
   Salaries, wages and
     benefits                   150,616       25.8         150,789        29.5
   Fuel                         145,280       24.9         101,859        20.0
   Supplies and maintenance      41,566        7.1          40,698         8.0
   Taxes and licenses            26,733        4.6          28,796         5.6
   Insurance and claims          28,727        4.9          22,001         4.3
   Depreciation                  41,653        7.1          41,087         8.0
   Rent and purchased
     transportation             107,948       18.5          87,537        17.2
   Communications and
     utilities                    4,769        0.8           4,978         1.0
   Other                         (1,257)      (0.2)         (4,549)       (0.9)
                               --------      -----        --------       -----
      Total operating
        expenses                546,035       93.5         473,196        92.7
                               --------      -----        --------       -----
Operating income                 38,022        6.5          37,064         7.3
                               --------      -----        --------       -----
Other expense (income):
   Interest expense                   3        0.0             527         0.1
   Interest income               (1,012)      (0.2)         (1,015)       (0.2)
   Other                             27        0.0              54         0.0
                               --------      -----        --------       -----
      Total other expense
         (income)                  (982)      (0.2)           (434)       (0.1)
                               --------      -----        --------       -----

Income before income taxes       39,004        6.7          37,498         7.4
Income taxes                     16,558        2.9          15,648         3.1
                               --------      -----        --------       -----
Net income                      $22,446        3.8         $21,850         4.3
                               ========      =====        ========       =====

Diluted shares outstanding       71,825                     73,501
                               ========                   ========
Diluted earnings per share         $.31                       $.30
                               ========                   ========


                                               OPERATING STATISTICS

                                    Quarter Ended                  Quarter Ended
                                       9/30/08       % Change         9/30/07
                                     ----------     ----------      ----------
Trucking revenues, net of
  fuel surcharge (1)                   $367,401       -1.2%           $371,746
Trucking fuel surcharge
  revenues (1)                          135,525       75.4%             77,286
Non-trucking revenues,
  including VAS (1)                      76,070       34.1%             56,725
Other operating revenues (1)              5,061       12.4%              4,503
                                     ----------                     ----------
     Operating revenues (1)            $584,057       14.5%           $510,260
                                     ==========                     ==========

Average monthly miles per
  tractor                                10,306        3.5%              9,956
Average revenues per total
  mile (2)                               $1.480        0.4%             $1.474
Average revenues per loaded
  mile (2)                               $1.699       -0.2%             $1.702
Average percentage of empty
  miles                                   12.88%      -3.7%              13.38%
Average trip length in
  miles (loaded)                            539       -2.0%                550
Total miles (loaded and
  empty) (1)                            248,197       -1.6%            252,128
Average tractors in service               8,028       -4.9%              8,441
Average revenues per
  tractor per week (2)                   $3,521        3.9%             $3,388
Capital expenditures, net (1)           $14,421                        ($2,097)
Cash flow from operations (1)           $69,002                        $52,862
Return on assets
  (annualized)                              6.5%                           6.3%
Total tractors (at quarter
  end)
     Company                              7,335                          7,620
     Owner-operator                         705                            810
                                     ----------                     ----------
          Total tractors                  8,040                          8,430

Total trailers (truck and
  intermodal, quarter end)               24,140                         24,765


(1)  Amounts in thousands.
(2)  Net of fuel surcharge revenues.


                                       INCOME STATEMENT DATA
                                            (Unaudited)
                             (In thousands, except per share amounts)

                             Nine Months       % of       Nine Months     % of
                                Ended       Operating        Ended      Operating
                               9/30/08       Revenues       9/30/07     Revenues
                             ----------       -----       ----------     -----
Operating revenues           $1,675,025       100.0       $1,545,459     100.0
                             ----------       -----       ----------     -----
Operating expenses:
   Salaries, wages and
     benefits                   442,391        26.4          451,645      29.2
   Fuel                         424,079        25.3          290,862      18.8
   Supplies and maintenance     123,336         7.4          120,366       7.8
   Taxes and licenses            82,884         4.9           88,276       5.7
   Insurance and claims          77,366         4.6           70,128       4.6
   Depreciation                 125,132         7.5          125,273       8.1
   Rent and purchased
     transportation             307,631        18.4          296,655      19.2
   Communications and
     utilities                   14,828         0.9           15,252       1.0
   Other                         (4,930)       (0.3)         (15,714)     (1.0)
                             ----------       -----       ----------     -----
      Total operating
        expenses              1,592,717        95.1        1,442,743      93.4
                             ----------       -----       ----------     -----
Operating income                 82,308         4.9          102,716       6.6
                             ----------       -----       ----------     -----

Other expense (income):
   Interest expense                   9         0.0            2,920       0.2
   Interest income               (3,049)       (0.2)          (2,989)     (0.2)
   Other                             79         0.0              172       0.0
                             ----------       -----       ----------     -----
      Total other expense
        (income)                 (2,961)       (0.2)             103       0.0
                             ----------       -----       ----------     -----

Income before income taxes       85,269         5.1          102,613       6.6
Income taxes                     36,336         2.2           42,841       2.7
                             ----------       -----       ----------     -----
Net income                      $48,933         2.9          $59,772       3.9
                             ==========       =====       ==========     =====

Diluted shares outstanding       71,575                       74,810
                             ==========                   ==========
Diluted earnings per share         $.68                         $.80
                             ==========                   ==========


                                               OPERATING STATISTICS
                                     YTD 08          % Change        YTD 07
                                   ----------        --------      ----------
Trucking revenues, net of
  fuel surcharge (1)               $1,084,402         -2.6%        $1,113,221
Trucking fuel surcharge
  revenues (1)                        366,223         73.5%           211,072
Non-trucking revenues,
  including VAS (1)                   209,699          0.9%           207,860
Other operating revenues (1)           14,701         10.5%            13,306
                                   ----------                      ----------
     Operating revenues (1)        $1,675,025          8.4%        $1,545,459
                                   ==========                      ==========

Average monthly miles per
  tractor                              10,189          3.5%             9,846
Average revenues per total
  mile (2)                             $1.466          0.4%            $1.460
Average revenues per loaded
  mile (2)                             $1.691          0.2%            $1.688
Average percentage of empty
  miles                                 13.31%        -1.2%             13.47%
Average trip length in
  miles (loaded)                          540         -3.7%               561
Total miles (loaded and
  empty) (1)                          739,571         -3.0%           762,327
Average tractors in service             8,065         -6.3%             8,603
Average revenues per
tractor per week (2)                   $3,448          3.9%            $3,318
Capital expenditures, net (1)         $80,391                         $27,278
Cash flow from operations (1)        $189,212                        $187,186
Return on assets
  (annualized)                            4.8%                            5.6%
Total tractors (at quarter
  end)
     Company                            7,335                           7,620
     Owner-operator                       705                             810
                                   ----------                      ----------
          Total tractors                8,040                           8,430

Total trailers (truck and
  intermodal, quarter end)             24,140                          24,765


(1)  Amounts in thousands.
(2)  Net of fuel surcharge revenues.



                                                    BALANCE SHEET DATA
                                           (In thousands, except share amounts)


                                            9/30/08                  12/31/07
                                          -----------              -----------
                                          (Unaudited)
ASSETS
Current assets:
   Cash and cash equivalents                 $136,315                  $25,090
   Accounts receivable, trade, less
     allowance of $9,921 and $9,765,
     respectively                             231,931                  213,496
   Other receivables                           15,512                   14,587
   Inventories and supplies                    10,048                   10,747
   Prepaid taxes, licenses
     and permits                                7,266                   17,045
   Current deferred income taxes               31,433                   26,702
   Other current assets                        23,571                   21,500
                                          -----------              -----------
      Total current assets                    456,076                  329,167
                                          -----------              -----------

Property and equipment                      1,608,906                1,605,445
Less - accumulated depreciation               675,132                  633,504
                                          -----------              -----------
      Property and equipment, net             933,774                  971,941
                                          -----------              -----------

Other non-current assets                       17,457                   20,300
                                          -----------              -----------
                                           $1,407,307               $1,321,408
                                          ===========              ===========


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                           $58,004                  $49,652
   Insurance and claims accruals               86,360                   76,189
   Accrued payroll                             28,336                   21,753
   Other current liabilities                   27,454                   19,395
                                          -----------              -----------
      Total current liabilities               200,154                  166,989
                                          -----------              -----------

Other long-term liabilities                     7,447                   14,165

Insurance and claims accruals,
   net of current portion                     118,500                  110,500

Deferred income taxes                         200,398                  196,966

Stockholders' equity:
   Common stock, $.01 par value,
     200,000,000 shares authorized;
     80,533,536 shares issued;
     71,025,892 and 70,373,189 shares
     outstanding, respectively                    805                      805
   Paid-in capital                             96,757                  101,024
   Retained earnings                          961,752                  923,411
   Accumulated other comprehensive
     loss                                         249                     (169)
   Treasury stock, at cost; 9,507,644
     and 10,160,347 shares,
     respectively                            (178,755)                (192,283)
                                          -----------              -----------
      Total stockholders' equity              880,808                  832,788
                                          -----------              -----------
                                           $1,407,307               $1,321,408
                                          ===========              ===========


      Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout the United States, Canada, Mexico, Asia, Europe and South America. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices throughout North America and China. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated, medium-to-long-haul, regional and local van capacity, expedited, temperature-controlled and flatbed services. Werner's Value Added Services portfolio includes freight management, truck brokerage, intermodal, load/mode and network optimization and freight forwarding. Werner, through its subsidiary companies, is a licensed U.S. NVOCC, U.S. Customs Broker, Class A Freight Forwarder in China, licensed China NVOCC, TSA-approved Indirect Air Carrier, and IATA Accredited Cargo Agent.

     Werner Enterprises, Inc.'s common stock trades on the NASDAQ Global Select MarketSM under the symbol "WERN". For further information about Werner, visit the Company's website at www.werner.com.

      Note: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements are based on information currently available to the Company's management and are current only as of the date made. For that reason, undue reliance should not be placed on any such forward-looking statement. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2007. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted. Any such updates or revisions may be made by filing reports with the Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.